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                                                                   EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into effective as of October 18, 2000, by and between Bell Microproducts Inc., a California corporation ("Bell"), and James E. Ousley ("Employee").

                                   BACKGROUND

         WHEREAS, Bell is in the storage solutions and components distribution business; and

         WHEREAS, Bell and Employee wish to enter into an employment relationship for their mutual benefit and to set forth the terms of that relationship in writing.

         NOW, THEREFORE, in consideration of these representations and the following mutual covenants, Bell and Employee agree to the following terms and conditions.

         1. Services to Be Performed. Bell hereby engages Employee as an employee to provide services including, but not limited to, the following:

                  a. Advising on and facilitating mergers and acquisitions;

                  b. Advising on, facilitating and growing a global storage solutions business;

                  c. Advising on and facilitating the identification of new executive management; and

                  d. Other projects as assigned.

In addition, Employee agrees to serve, for any period for which he is appointed or elected during the term of this Agreement, as Vice Chairman of the Board of Directors of Bell.

         2. Manner of Performance. Employee agrees to perform the services in a quality and efficient manner in accordance with the requirements of Bell, as defined by its President/CEO, Donald Bell or the Board of Directors of Bell.

         3. Services for Other Entities. Bell understands and agrees that, during the term of this Agreement, Employee will devote approximately ten to twenty percent (10% - 20%) of his business time to providing services under this Agreement. Employee could, however, be engaged by other entities that do not conflict with Bell's business, and for which Bell will not provide any services, including, but not limited to, the following:

                  a. Serving on the board of directors of other entities; and

                  b. Investing in and managing new high-tech venture opportunities.

         4. Terms of Payment, Expenses. For the services Employee provides under this Agreement, Bell shall pay Employee an aggregate One Hundred Thirty-Six Thousand Dollars ($136,000) per year, which shall be paid in biweekly installments in accordance with Bell's normal payroll cycle. Employee shall submit expense claims with relevant supporting documentation for expenses incurred in performing services under this Agreement. Expenses shall be directly related to


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the services performed under this Agreement and submitted for approval. In addition, Bell has granted or will grant to Employee options to purchase an aggregate 100,000 shares of common stock of Bell. Based on the number of hours per week that Employee anticipates providing services to Bell, he will be eligible to receive other employment benefits from Bell in accordance with, and only to the extent permitted under, Bell's standard employment policies and plans. Employee understands and agrees that Employee shall be entitled to no other remuneration or benefits for services provided under this Agreement other than as set forth in this paragraph.

         5. Term. This Agreement shall begin on October 18, 2000 and shall terminate on October 17, 2002; provided, however, that the parties may mutually agree to extend this Agreement for additional one-year periods on terms and conditions to be agreed upon between the parties or to terminate the agreement by mutual consent at an earlier period consistent with clause 7.

         6. Payroll and Employment Taxes. Bell shall treat Employee as an employee for federal, state, and local tax purposes. Bell shall withhold and pay payroll and employment taxes with respect to any amounts that Employee is paid under this Agreement, including but not limited to, FICA, FUTA, federal and state personal income tax, state disability insurance tax, and state reemployment benefits tax.

         7. Termination. This Agreement may be terminated by either party at any time with Cause. "Cause" shall include, but not be limited to, material violation of this Agreement or any act exposing the other party to liability to others, including but not limited to liability for personal injury or property damage. This Agreement may also be terminated by (i) mutual agreement with a 60-day notice (unless Bell and Employee mutually agree to a shorter period) or
(ii) either party with 60 days' prior written notice to the other.

         8. Confidentiality. Employee recognizes that the services to be performed by Employee will involve acquiring confidential information or trade secrets concerning the operations of Bell, the use or disclosure of which could cause Bell substantial losses and damages. Employee agrees that he will not at any time, except in performance of his obligations as stated in this agreement, or with prior written consent of Bell, directly or indirectly disclose to any person any secret or confidential information that Employee may learn or has learned by reason of his association as an employee with Bell. The term "confidential information" means any information not previously disclosed or otherwise available to the public or to the trade with respect to Bell's products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities. Employee further agrees that all confidential information is and shall remain the exclusive property of Bell, its affiliates and subsidiaries.

         9. Indemnification. Employee hereby assumes the entire responsibility and liability for any and all damage or injury of any kind or nature to all persons, whether employees or otherwise, and to all property, relating to or resulting from Employee's performance under this Agreement. Employee releases and holds Bell harmless from and against all such responsibility and liability.

         10. Non-Waiver. The delay or failure of either party to enforce any provision of this Agreement shall not constitute a waiver of its or his right to enforce that or any other provision.

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         11. Severability. In the event any part of this Agreement is found to be unenforceable, Bell and Employee agree that part shall be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, that part may be severed and the other parts of the Agreement shall remain enforceable.

         12. Governing Law. This Agreement and all questions arising in connection with it shall be governed by the laws of the State of California.

         13. Successors and Assigns. The rights and obligations of Bell under this Agreement shall inure to the benefit of the successors and assigns of Bell. The rights and obligations of Employee shall not be assignable to others.

         14. Entire Agreement. Except as elsewhere provided for in this Agreement, this Agreement states the entire agreement of the parties, and merges all prior negotiations, agreements, and understandings, if any. No modification, release, discharge, or waiver of any provision of this Agreement will have any force or effect unless made in writing and signed by both Bell and Employee.

                                   /s/ James E. Ousley
                                   ---------------------------------------------
                                   James E. Ousley

                                   Address: 131 Glenmont Road
                                            River Falls, WI  54022

                                   Social Security No.:
                                                       ------------------------


                                   BELL MICROPRODUCTS, INC.


                                   By  /s/ W. Donald Bell
                                       -----------------------------------------
                                       W. Donald Bell
                                       Its President and Chief Executive Officer


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